UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Herbalife Ltd.

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HERBALIFE LTD.

March 20, 2006

Dear Fellow Shareholder:

We are pleased to enclose information about the 2006 Annual General Meeting of Shareholders of Herbalife Ltd. (the “Company”), to be held on Thursday, April 27, 2006 at 9:00 a.m., Pacific Daylight Time, at the Company’s executive offices at 1800 Century Park East, Los Angeles, California. As discussed in more detail in the enclosed Proxy Statement, at the meeting you will be asked to consider proposals to:

1. Elect four directors, each for a term of three years;

2.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2006; and

3. To act upon such other matters as may properly come before the meeting.

MY FELLOW DIRECTORS AND I HAVE UNANIMOUSLY APPROVED THE PROPOSALS INCLUDED HEREIN AND RECOMMEND YOU VOTE FOR THEIR APPROVAL.

Best Regards,

MICHAEL O. JOHNSON
Chief Executive Officer

YOUR VOTE IS IMPORTANT.

All shareholders are cordially invited to attend the Meeting in person. However, in order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card and return it as promptly as possible.

HERBALIFE LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held Thursday, April 27, 2006

To the Shareholders:

NOTICE IS HEREBY GIVEN that the 2006 Annual General Meeting of Shareholders of Herbalife Ltd., a Cayman Islands exempted limited liability company (the “Company”), will be held on Thursday, April 27, 2006 at 9:00 a.m., Pacific Daylight Time, at the Company’s executive offices at 1800 Century Park East, Los Angeles, California for the following purposes:

1. To elect four directors, each for a term of three years;

2.	To ratify the appointment of the Company’s independent registered public accountants for fiscal 2006; and

3.	To act upon such other matters as may properly come before the Annual General Meeting of Shareholders.

Each of the above proposals will be proposed as Ordinary Resolutions as permitted by the Companies Law (2004 Revision).

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 17, 2006, are entitled to notice of and to vote at the meeting and any subsequent adjournment(s) or postponement(s) of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible. Shareholders attending the meeting may vote in person even if they have returned a proxy card.

Sincerely,

BRETT R. CHAPMAN
General Counsel and Secretary

Los Angeles, California
March 20, 2006

HERBALIFE LTD.
1800 Century Park East
Los Angeles, California 90067

PROXY STATEMENT FOR 2006
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Herbalife Ltd. (“we,” “our,” “us,” “Herbalife” and the “Company”), is calling its 2006 Annual General Meeting of Shareholders (the “Meeting”), to be held on Thursday, April 27, 2006 at 9:00 a.m., Pacific Daylight Time, at the Company’s executive offices at 1800 Century Park East, Los Angeles, California.

At the Meeting, our shareholders will be asked to consider proposals to:

1. Elect four directors, each for a term of three years;

2.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2006; and

3. To act upon such other matters as may properly come before the Meeting.

Our Board of Directors unanimously recommends that you vote in favor of the proposals outlined herein. YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Meeting, please take the time to vote by completing and returning the enclosed proxy card.

You should carefully read this Proxy Statement in its entirety prior to voting on the proposals outlined herein.  This Proxy Statement is dated March 20, 2006, and is first being mailed to shareholders of the Company on or about March 24, 2006.

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting  This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Thursday, April 27, 2006, at 9:00 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) of the Meeting, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at the Company’s executive offices in Los Angeles, California. Our telephone number is c/o Herbalife International, Inc. at (310) 410-9600.

Record Date and Voting Securities  Only shareholders of record at the close of business on March 17, 2006 (the “Record Date”), are entitled to notice of and to vote at the Meeting. The Company has one series of Common Shares outstanding. As of March 17, 2006, 69,989,039 Common Shares were issued and outstanding and held of record by 1,276 registered holders.

Voting.  Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which your broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

If you are a beneficial shareholder and your broker or nominee holds your Common Shares in its name, the broker or nominee is permitted to vote your Common Shares with respect to the election of directors and the ratification of KPMG LLP as our independent registered public accountants, even if the broker or nominee does not receive voting instructions from you.

Directors are elected by a plurality, and the four nominees who receive the most votes will be elected. Abstentions and “broker non-votes” will not be taken into account in determining the outcome of the election.

To be approved, the ratification of KPMG LLP as our independent registered public accountants must receive the affirmative vote of a majority of the Common Shares present or represented by proxy and entitled to vote at the Meeting. Abstentions have the effect of a negative vote. “Broker non-votes” will not affect the outcome of this proposal.

Revocability of Proxies  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the Meeting and voting in person.

Solicitation Expenses.  This solicitation of proxies is made by the Board of Directors and all related costs will be borne by the Company. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally, by telephone, facsimile or electronic mail. Except as described above, we do not presently intend to solicit proxies other than by mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of common shares.

This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under “Additional Information — Annual Report, Financial and Additional Information.”

PROPOSAL 1:

THE ELECTION OF DIRECTORS

Our Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”) presently provide for not less than one nor more than fifteen directors. The Memorandum and Articles of Association divide the Board of Directors into three classes, with the terms of office of each class of directors ending in different years. The current terms of office of Class II directors end at the Meeting. The current terms of office of Classes I and III directors end at the annual general meetings in 2008 and 2007, respectively. Currently Class I has three directors and each of Class II and III has four directors.

The nominees for Class II directors are to be voted upon at the Meeting. The Board of Directors has nominated David D. Halbert, Colombe M. Nicholas, Valeria Rico and Leon Waisbein for election as Class II directors to serve three-year terms expiring at the 2009 annual general meeting. Charles Orr, a Class II director, has decided not to stand for re-election.

The Company did not receive any nominations for director from any shareholders.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed above. The form of proxy card does not permit shareholders to vote for a greater number of nominees than four. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

The table below sets forth information about the four nominees and the directors whose terms of office continue beyond the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” MMES. COLOMBE M. NICHOLAS AND VALERIA RICO AND MESSRS. DAVID D. HALBERT AND LEON WAISBEIN

NOMINEES

		Director
Name and Experience	Class	Since

David D. Halbert, age 50, is founder and chairman of Caris, Ltd., a privately-held investment partnership, a position he has held since its inception in 2004. Prior to joining Caris, Ltd., Mr. Halbert was chairman, president and chief executive officer of AdvancePCS, an independent health improvement company that he founded in 1987. Prior to founding AdvancePCS, Mr. Halbert founded Halbert & Associates Inc., an investment company that formed and financed projects and companies in the banking, real estate, energy, and health care fields. Mr. Halbert currently serves as chairman of the board of Pathology Partners, Inc. He graduated from Abilene Christian University in 1978 with a bachelor’s degree in business administration.
	II	2006
Colombe M. Nicholas, age 61, has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., since 2002. Prior to joining Financo, Ms. Nicholas served as the President and Chief Executive Officer of The Anne Klein Company form 1996 to 1999. Prior to this she served as the President and Chief Executive Officer of Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corp., and President and Chief Executive Officer of Christian Dior New York. Ms. Nicholas currently serves on the boards of Tandy Brand Accessories, Oakley, Inc., and The Mills Corporation. She received a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island.
	II	—

		Director
Name and Experience	Class	Since

Valeria Rico, age 42, is President and Chief Executive Officer of Lexicon Marketing USA, Inc., a privately-held direct marketer of English-language learning programs to the U.S. Hispanic community. From 1995 to 2004 Ms. Rico served as Lexicon’s Chief Operating Officer, and in 2004 she was appointed to her current position. Prior to that, she was Director of Marketing and Sales at Elico, Inc. Ms. Rico received her degree in law from the Universidad Complutense de Madrid, Spain.	II	2006
Leon Waisbein, age 38, has been an independent Herbalife distributor for 14 years. A member of the Chairman’s Club since 1995, Mr. Waisbein has built a successful organization in more than 30 countries. He has been active in training Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife. He is Chairman of a charity foundation supporting disabled children and an active volunteer for the Herbalife Family Foundation. He has a bachelor’s degree in life science.	II	2005

CONTINUING DIRECTORS

		Director
Name and Experience	Class	Since

Jesse T. Rogers, age 48, is a Managing Director of Golden Gate Capital, a position he has held since its inception in 2000. Prior to joining Golden Gate Capital, Mr. Rogers was a partner at Bain & Company for over ten years, where he served as the West Coast head of the consumer products practice and founded Bain & Company’s worldwide Private Equity Group. Mr. Rogers received his MBA from Harvard Business School and his Bachelor of Arts from Stanford University. He is currently a director of several private companies and previously served as a director of Beringer Wine Estates and Bain & Company.
	III	2002
Leroy T. Barnes, Jr., age 54, is the retired Vice President and Treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of Gap, Inc. Prior to that, Mr. Barnes was with Pacific Telesis Group/SBC Communications and prior to that with UC Press. Earlier in his career, Mr. Barnes was a consultant at Deloitte & Touche. Mr. Barnes received his Bachelors and Masters degrees from Stanford University, and his MBA in Finance from Stanford Business School. Mr. Barnes is a member of the boards of directors of Longs Drug Stores, Inc., a retail drug store chain, the McClatchy Newspaper Company, Inc., a newspaper and Internet publisher, and Citizens Communications, Inc., a telecommunications-focused company.
	III	2004
Richard P. Bermingham, age 66, currently retired, has over 40 years of business experience. Mr. Bermingham was engaged in real estate development and investing activities as a private investor during the past several years. Mr. Bermingham was Chairman of the Board of Bermingham Investment Company from 1997 to 2004. From 1994 to 1997, Mr. Bermingham was the Vice Chairman of the Board of American Golf. Mr. Bermingham worked for Collins Food International, which was acquired by Sizzler International, Inc., from 1967 to 1994. He served as the Chief Executive Officer and a member of the board of directors of the publicly traded company for the period from 1987 to 1994. Mr. Bermingham currently serves on the boards of Jordano’s, Inc., Special Value Expansion Fund, LLC, Interactive Health, Inc. and Encanto Restaurants LLC, the latter two of which are companies controlled by Whitney or affiliates thereof. Additionally, Mr. Bermingham serves on the Advisory Board of Missouri River Plastics. Mr. Bermingham was a certified public accountant and received his Bachelor of Science from the University of Colorado.
	III	2004
Peter Maslen, age 54, is CEO of The Hanson Maslen Group, LLC, which he co-founded in 2003. From 1999 to 2003, he served as President of Starbucks Coffee International. Prior to that, he was President of Tricon Restaurants Central Europe, a spin-off from PepsiCo where he held senior management positions in Asia and Europe. Earlier, with Mars, Inc., Mr. Maslen held various leadership roles around the world.	III	2004

		Director
Name and Experience	Class	Since

Peter M. Castleman, age 49, is the Chairman of our Board of Directors. Mr. Castleman is Managing Partner of Whitney, a position that he has held for more than a decade. Prior to joining Whitney over fifteen years ago, Mr. Castleman was with Morgan Stanley & Co. and prior to that with J.P. Morgan & Co., Inc. Mr. Castleman received his MBA from Harvard Business School and his undergraduate degree from Duke University. Mr. Castleman is currently a director of several private companies. He was previously a director of numerous other companies, including The North Face, Inc., Advance Paradigm, Eon Labs Inc., and Pharmanex, Inc.
	I	2002
Michael O. Johnson, age 51, is Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 after 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson is currently a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.
	I	2003
John Tartol, age 54, has been an independent Herbalife distributor for 24 years and a member of the Chairman’s Club since 2000. He is active in training other Herbalife distributors all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Family Foundation. He has a bachelor’s degree in finance from the University of Illinois.	I	2005

THE BOARD OF DIRECTORS

Director Independence

Our Board of Directors has affirmatively determined that Messrs. Barnes, Bermingham, Maslen, Halbert and Orr and Ms. Rico are independent under section 303A.02 of the New York Stock Exchange (the “NYSE”) listing standards and the Company’s Categorical Standards of Independence, which are attached hereto as Appendix A. The NYSE’s independence guidelines include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationships that violated these tests. We currently expect that over the course of approximately three years the number of our directors will decrease to nine. The Board has also made a preliminary determination that Ms. Nicholas will satisfy these independence requirements. However, a final determination as to Ms. Nicholas’s independence will be made should she be elected to the Board.

On December 19, 2006, the Company lost its status as a “controlled company,” as defined in the Listed Company Manual of the NYSE, in connection with the completion of a secondary public offering of Common Shares. As a result, the NYSE Rules require that (i) within 90 days after the loss of controlled company status, March 18, 2006, a majority of each of the compensation committee and the nominating and corporate governance committee be comprised of independent directors, and (ii) within one year after the loss of controlled company status, December 19, 2006, (y) each of the compensation committee and the nominating and corporate governance committee be comprised entirely of independent directors, and (z) a majority of the overall board be comprised of independent directors. As a result of the appointment of Mr. Halbert and Ms. Rico to the Board of Directors and the related restructuring of the compensation committee and nominating and corporate governance committee, as of March 17, 2006, we are in full compliance with each of the requirements set forth above.

Board Meetings

The Board of Directors met 7 times during fiscal 2005. All Board members attended at least 75% of the aggregate number of Board meetings and applicable committee meetings held while such individuals were serving on the Board of Directors, with the exception of Michael O. Johnson, who was unable to attend three special committee meetings in connection with the secondary public offering completed in December 2005 as a result of his travel commitments with respect to the road show for the offering. Under the Company’s Principles of Corporate Governance, which are available on the Company’s website www.herbalife.com, by following the links to “Investor Relations” and “Corporate Governance,” each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. Eight directors and one nominee for director, Mr. Tartol, attended the 2005 annual general meeting.

It is the policy of the Board of Directors to hold four regularly scheduled meetings which are followed by executive sessions of non-management directors without the presence of management. Additional meetings of the Board of Directors and executive sessions of non-management directors may be held from time to time as required. Mr. Peter M. Castleman, the Chairman of the Board of Directors, serves as the presiding director at the executive sessions of non-management directors.

Director Compensation

Prior to July 29, 2005, each independent director received $25,000 per year for services as a director ($35,000 per year for the Chairman of the Audit Committee), plus (1) $5,000 for each board meeting attended by the director in person or $1,000 per board meeting attended telephonically, and (2) $2,500 for each meeting of a committee of the Board of Directors which the director attended either in person or telephonically. Each non-independent director received $1,000 per year for services as a director. Effective July 29, 2005, each non-employee director receives $25,000 per year for services as a director ($40,000 per year for the Chair of the Audit Committee and $30,000 for the Chair of all other committees), plus (1) $5,000 for each board meeting attended by the director in person or $1,000 per board meeting attended telephonically, (2) $2,500 for each committee meeting attended either in person or telephonically, and (3) $100,000 equivalent annual equity grant for independent directors. Additionally, Mr. Orr, who has served as a director since 2002, was granted options to purchase 25,000 Common Shares at a strike price of $0.88 and options to purchase 25,000 Common Shares at a strike price of $3.52. In April 2005, Mr. Orr was granted options to purchase 41,667 Common Shares at a strike price of $14.93. Messrs. Barnes, Bermingham and Maslen were each awarded options to purchase 62,500 Common Shares at a strike price of $14.00 per share upon the listing of our Common Shares on the NYSE.

The Company has adopted stock ownership guidelines applicable to each director. Specifically, each director is encouraged to acquire and hold a number of Common Shares equal to five times such director’s annual retainer within two years of such director’s appointment or election to the Board of Directors.

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Mr. Castleman in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Herbalife Ltd., c/o Corporate Secretary, 1800 Century Park East, Los Angeles, CA 90067, or by email at corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the nominating and corporate governance committee for handling letters received by the Company and addressed to non-management directors, the Secretary of the Company reviews all such correspondence and forwards to the non-management directors a summary and/or copies of any such correspondence that, in the opinion of the Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the Board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee.

Audit Committee

Our audit committee consists of Messrs. Barnes, Bermingham and Maslen, each of whom are independent as discussed above under “— Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has determined that each of Messrs. Barnes, Bermingham and Maslen are financially literate, and that Mr. Bermingham is an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K. Mr. Barnes currently serves on the audit committee of three public companies in addition to that of the Company. As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has determined that such simultaneous service would not impair his ability to effectively serve on the Company’s audit committee.

The principal duties of the audit committee are as follows:

•	to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•	to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com by following the links to “Investor Relations” and “Corporate Governance,” and in print to any shareholder who requests it. In fiscal 2005, the audit committee met eight times.

Nominating and Corporate Governance Committee

From January 1, 2005, to March 16, 2006, the nominating and corporate governance committee consisted of Messrs. Castleman, Barnes, Diekroger and Johnson, of whom Mr. Barnes was independent as discussed above under “— Director Independence.” The nominating and corporate governance committee currently consists of Mr. Barnes, Ms. Rico and Mr. Halbert, each of whom is independent as discussed above under “— Director Independence.” The composition of the nominating and corporate governance committee was changed to comply with the NYSE’s independence rules following the loss of our status as a controlled company, as further discussed above under “— Director Independence.”

The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to our Board of Directors proposed nominees for election to the Board of Directors by the shareholders at annual general meetings, based on an annual review as to the renominations of incumbents, as well as to recommend proposed nominees for election by the Board of Directors to fill vacancies that occur between annual general meetings of shareholders; and

•	to make recommendations to the Board of Directors regarding corporate governance matters and practices.

Working closely with the full Board of Directors, the nominating and corporate governance committee develops criteria for open board positions, taking into account such factors as it deems appropriate, including, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise. Applying these criteria, the nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well by management and shareholders. The nominating and corporate governance committee also retains a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time.

Once the nominating and corporate governance committee has identified a prospective nominee, whether the prospective nominee is recommended by a shareholder or otherwise, it makes an initial determination as to whether to conduct a full evaluation, taking into account the information provided to the nominating and corporate governance committee with the recommendation of the candidate as well as the nominating and corporate governance committee’s own knowledge, supplemented as appropriate by inquiries to third parties. The preliminary determination is based primarily on the need for additional directors and the likelihood that the prospective nominee can satisfy the criteria that the nominating and corporate governance committee has established. If the committee determines, in consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the nominating and corporate governance committee. The committee then evaluates the prospective nominee against the specific criteria that it has established for the position, as well as the standards and qualifications set out in the Company’s Principles of Corporate Governance, including:

•	business experience and skills;

•	independence;

•	judgment;

•	integrity;

•	the ability to commit sufficient time and attention to board activities; and

•	the absence of potential conflicts with the Company’s interests.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Memorandum and Articles of Association should notify the Company’s Secretary in writing with the appropriate supporting materials, as more fully described under “Additional Information — Shareholders Nominations.”

Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com by following the links to “Investor Relations” and “Corporate Governance” or in print to any shareholder who requests it. In fiscal 2005, the nominating and corporate governance committee met two times.

Compensation Committee

From January 1, 2005, to March 16, 2006, the compensation committee consisted of Messrs. Rogers, Bermingham, Fordyce and Maslen, of whom Messrs. Bermingham and Maslen were independent as discussed above under “— Director Independence.” The compensation committee currently consists of Messrs. Maslen, Bermingham and Halbert, each of whom is independent as discussed above under “— Director Independence.” The composition of the compensation committee was changed to comply with the NYSE’s rules with respect to the loss of our status as a controlled company, as further discussed above under “— Director Independence.”

The principal duties of the compensation committee are as follows:

•	reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer;

•	evaluating the performance of the Chief Executive Officer and, either as a committee or together with the other independent directors, determining and approving the compensation level for the Chief Executive Officer; and

•	making recommendations to the Board of Directors regarding compensation of other executive officers and certain compensation plans.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s Investor Relations website at www.herbalife.com by following the links to “Investor Relations” and “Corporate Governance” or in print to any shareholder who requests it. In fiscal 2005, the compensation committee met nine times.

Compensation Committee Report

The following is the report of the compensation committee of the Board of Directors with respect to executive compensation for the reporting period of January 1, 2005, through December 31, 2005. The compensation committee oversees the Company’s overall compensation structure, policies and programs for the Company, including the compensation of members of the Board of Directors, the Chief Executive Officer, and other executive officers and executives of the Company.

Compensation Philosophy

The purpose of the Company’s compensation policies is to attract, motivate and retain high-quality key talent and provide incentives for the attainment of Herbalife’s strategic goals and objectives. It is the Company’s philosophy to provide a mix of cash and equity-based compensation that it believes is appropriate to align the interests of all employees with those of Herbalife’s shareholders.

Specific to executive compensation, the Company has utilized market-based base salary, performance-based annual incentive awards and long-term equity-based incentive awards that have generally been in the form of stock options. As a new public company, the compensation committee’s focus during the reporting period was on continuing the assembly of a highly qualified top-management team to continue to move the Company successfully forward. Compensation practices have been influenced by labor-market demands for recruiting experienced talent from outside the existing organization, and frequently from outside the industry, with an appropriate balance between recognizing performance and risks. This has generally resulted in total compensation levels for the Chief Executive Officer, and other executive officers and other executives that the compensation committee believes were appropriate to be in the upper-quartile of competitive practice for similar companies.

Since the end of fiscal 2004, the compensation committee has retained an independent compensation consultant to assist in formulating the ongoing pay philosophy and program structure for Herbalife. It is the compensation committee’s intent to emphasize performance-based compensation and continue to deliver upper-quartile pay when earned for corresponding results. There has also be an emphasis on equity compensation that incents long term performance results aligned with shareholder interests and serves to retain high performing executive talent with the company.

The compensation committee uses comparative information extracted from market surveys of similar companies to determine competitive base, incentive and equity compensation for the Chief Executive Officer, and other executive officers, and other executives of the Company. These data are used to develop and/or adjust competitive compensation packages for each executive.

However the Company has entered into employment agreements with the Company’s Chief Executive Officer and certain other executives detailing their base salary, terms regarding performance-based incentive, as well as equity compensation for each these executives that limit the compensation committee’s ability to determine certain compensation.

Base Salary

The compensation committee periodically reviews and determines the base salaries of the Chief Executive Officer, executive officers, and executives. In each case, unless limited by contractual arrangements, the compensation committee takes into account the results achieved by the executive, scope of responsibilities and experience and competitive salary practices among peers.

Its determination with respect to the base salary of the Chief Executive Officer is subject to approval by the entire Board of Directors and subsequent confirmation within the employment agreement of the Chief Executive Officer.

Performance-Based Annual Incentive Awards

Earned annual incentives for fiscal 2005 were either as specified in hiring agreements or set according to a performance-based annual incentive plan. The plan considered overall corporate net income and, as applicable, financial goals by region, country and department. There were also individual goals established at the beginning of the year which were used at the conclusion of the year to measure each executive’s overall contribution for the year. Actual annual incentive payouts varied by position, as did market-related target award levels and the range of threshold to maximum payment opportunities.

For the Chief Executive, and other executive officers and executives whose awards were determined according to the plan, earned awards generally exceeded the target awards. This result was because of strong financial performance in relation to the stated goals. Earned awards were paid in cash following the end of the year, unless voluntarily deferred by the executive into unfunded investment accounts under the Company’s Senior Executive Deferred Compensation Plan.

A limited number of special one-time bonuses were also awarded in 2005 in association with the secondary public offering of common shares which was completed on December 19, 2005.

Long-Term Incentive Awards

Long term-term incentive awards attributable to the reporting period consisted of stock grants or stock options granted under the Company’s 2004 Stock Incentive Plan and the 2005 Stock Incentive Plan. Stock options were the primary long-term incentive vehicle because the compensation committee believed that they would be most effective method of linking potential executive rewards to shareholder returns, while providing high potential performance leverage commensurate with the risks associated with the success of Herbalife as a new public company.

Stock options granted during the reported period were at 100% of fair market value on the grant dates. The grants were for ten-year terms, with quarterly installment vesting generally over five years. Grant amounts were either as specified in hiring agreements or determined at time of grant. In all cases, the grant amounts were discretionary and took into account competitive reasonableness, level of responsibility, individual contribution to the Company, past award grant history as well as other relevant factors. The Chief Executive Officer recommended grants for executive officers and other executives for review and approval by the compensation committee. The Chief Executive Officer’s stock option award as well as those awards for executive officers and other executives were determined by the compensation committee in accordance with the compensation committee charter.

Compensation for the Chief Executive Officer

Chief Executive Officer Mr. Michael Johnson entered into an employment agreement with Herbalife when he joined the Company in April 2003, which specified certain terms of his initial and continuing pay package. The Board of Directors’ general view was that Mr. Johnson outperformed a set of demanding goals, including the corporate net income targets for fiscal 2005. He earned his annual incentive at the high level of the incentive plan earn-out schedule, in the amount of $2,145,000. The compensation committee approved an option grant to Mr. Johnson for 125,000 Common Shares, on the same terms as options granted to other Executive Officers during fiscal 2005. The grant was to provide him with additional carried-interest ownership in the Company and increased incentive to build shareholder value. Further, it was to encourage his continued employment with the Company.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) limits the annual tax deduction of a public corporation for compensation in excess of $1 million for each of its chief executive officer and four other highest paid executive officers, unless the requirements for performance-based compensation are satisfied.

As a new public company during the reporting period, Herbalife was subject to certain exemptions from Section 162(m) under transition rules of the Code. Therefore, the compensation committee believes that all compensation attributable to the period qualified for deductibility by the Company. However, due to ambiguities and uncertainties in the application of Section 162(m) there can be no assurances.

Compensation Committee of The Board Of Directors

Jesse Rogers, Chairman
Richard Bermingham
James Fordyce
Peter Maslen

Compensation Committee Interlocks and Insider Participation

The compensation committee consisted of Messrs. James Fordyce, Jesse Rogers, Richard Bermingham and Peter Maslen for fiscal year 2005.

In fiscal year 2005, in connection with a demand notice delivered pursuant to the registration rights agreement discussed under “Certain Relationships and Related Party Transactions — Registration Rights Agreement,” the Company registered for sale by certain shareholders an aggregate of 13,000,000 Common Shares. The Common Shares sold were beneficially owned by certain of our directors as well as the Company’s Chief Executive Officer. Specifically, Michael O. Johnson, the Company’s Chief Executive Officer and a director, sold 402,500 Common Shares, certain affiliates of Whitney & Co., LLC (“Whitney”) sold an aggregate of 8,032,189 Common Shares and certain affiliates of Golden Gate Private Equity, Inc. (“Golden Gate” and collectively with Whitney, the “Equity Sponsors”) sold an aggregate of 4,565,311 Common Shares. Mr. Peter Castleman, a director of the Company, and Mr. James H. Fordyce, a former director of the Company, are managing members of the entities that are the general partners of Whitney. Mr. Jesse T. Rogers, a director of the Company, and Mr. Kenneth J. Diekroeger, a former director of the Company, are managing members of the entities that are general partners of Golden Gate. In connection with the offering, Mr. Johnson received aggregate consideration of approximately $11.5 million, Whitney received aggregate consideration of approximately $233 million and Golden Gate received aggregate consideration of approximately $132 million. Pursuant to the terms of the registration rights agreement, the Company paid for all expenses incurred in connection with the offering other than customary underwriting discounts and commissions.

In 2004, Whitney acquired a 50 percent indirect ownership interest in Shuster Laboratories, Inc., a provider of product testing and formula development for Herbalife. Total purchases by Herbalife from Shuster Labs in 2004 and 2005 were $56,000 and $32,000, respectively.

In 2004, Whitney acquired through one of its affiliated companies an ownership interest in TBA Entertainment, a provider of creative services to Herbalife. There were no services performed in 2004 for Herbalife, but for 2005 a payment of $5.7 million was made to TBA Entertainment for services relating to our 25th Anniversary Extravaganza, the majority of which were reimbursements of expenses paid to third parties.

In 2004, Golden Gate Capital LLC acquired a 47 percent ownership interest in Leiner Health Products Inc., a nutritional manufacturer and supplier of certain Herbalife products. Total purchases by Herbalife from Leiner Health Products Inc. in 2004 and 2005 were $0.5 million and $0.1 million, respectively.

In January 2005, Whitney, together with its affiliates, acquired Stauber Performance Ingredients (“Stauber”), a value-added distributor of bulk nutraceutical ingredients. Direct sales from Stauber to Herbalife in 2004 and 2005 were $0.1 million and $1.8 million, respectively.

PROPOSAL 2:

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2004 and 2005 are described under “Fees to Independent Registered Public Accountants for Fiscal 2004 and 2005” below. Additional information regarding the audit committee is provided in the Report of the Audit Committee below.

The Company has been advised that representatives of KPMG LLP will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

In the event shareholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the audit committee and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2006.

Audit Committee Report

The audit committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls, and selecting the independent public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements, management’s assessment of the effectiveness of our internal controls over financial reporting and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and our external auditors, KPMG LLP. Management represented to the audit committee that the consolidated financial statements for the fiscal year 2005 were prepared in accordance with generally accepted accounting principles.

The audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and KPMG LLP. This discussion included KPMG LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with KPMG LLP the matters required to be discussed by the applicable Statements on Auditing Standards, including SAS No. 61 and No. 90, as amended (Communication with Audit Committees).

•	KPMG LLP also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee has discussed with KPMG LLP the accounting firm’s independence. The audit committee also considered whether non-audit services provided by KPMG LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The audit committee also selected, subject to shareholder ratification, KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2006.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Richard P. Bermingham, Chairman
Leroy T. Barnes, Jr.
Peter Maslen

Fees to Independent Registered Public Accountants for Fiscal 2004 and 2005

The following services were provided by KPMG LLP during fiscal 2004 and 2005:

	2004	2005

Audit Fees(1)	$3,612,000	$2,574,000
Audit-related fees(2)	194,000	—
Tax fees(3)	1,649,000	947,000
All other fees	—	—

Total	$5,455,000	$3,521,000

(1)	Audit Fees-Audit fees were billed for the following services: Audit and Sarbanes-Oxley Section 404 certification.

(2)	Audit-Related Fees-Audit-related fees were billed for the following services: assistance with Sarbanes-Oxley Section 404.

(3)	Tax Fees-Tax fees were billed for the following services: tax compliance and international tax guidance.

Pre-Approval Policy

The audit committee adopted pre-approval policies and procedures for certain audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the Company’s external auditor cannot be engaged to provide any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All audit, audit related, tax and other fees and services described above were pre-approved for 2004 and 2005.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual and long-term compensation for the fiscal years ended December 31, 2005, 2004 and 2003, of our Chief Executive Officer, each of the four other most highly compensated executive officers (such individuals, including the Chief Executive Officer, collectively, the “Named Executive Officers”), as well as an additional employee, Henry Burdick, for whom such disclosure would have been provided but for the fact the employee was not serving as an executive officer at the end of the last completed fiscal year.

				Long-Term
				Compensation
				Awards
				Securities
				Underlying	All Other
		Annual Compensation		Options/	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	SARs (#)	($)

Michael O. Johnson	2005	$1,100,002	$2,145,000	125,000	$180,510	(1)
Chief Executive Officer	2004	$850,000	$2,450,000	500,000	$28,773
(Joined the Company April 3, 2003)	2003	$604,807	$1,350,000	2,955,925	$25,790
Gregory Probert	2005	$750,000	$1,150,000	100,000	$96,212	(2)
President, Chief Operating Officer	2004	$680,000	$1,280,000	575,000	$48,447
(Joined the Company July 31, 2003)	2003	$207,885	$450,000	425,000	$6,231
Brett R. Chapman	2005	$475,000	$406,250	75,000	$28,588	(3)
General Counsel	2004	$434,699	$517,500	212,500	$28,329
(Joined the Company Oct. 6, 2003)	2003	$83,654	$140,000	162,500	$5,661
Richard Goudis	2005	$500,000	$425,000	75,000	$89,918	(4)
Chief Financial Officer	2004	$231,538	$265,000	387,500	$174,352
(Joined the Company June 14, 2004)
Paul Noack	2005	$399,038	$228,000	20,000	$24,827	(5)
Chief Strategic Officer	2004	$370,673	$210,000	150,000	$26,118
(Joined the Company January 1, 2004)
Henry Burdick	2005	$1,119,713	$—	60,000	$28,374	(6)
(Joined the Company May 3, 2003)	2004	$500,000	$475,000	—	$343,070
	2003	$311,539	$—	200,000	$139,943

(1)	“All Other Compensation” includes $1,850 from the Executive Long-Term Disability Plan, $8,065 from the Executive Life Insurance Plan, $6,150 from the 401(k) Tax-Sheltered Savings Plan, $20,498 from the Executive Medical Plan, $33,000 from the Deferred Compensation Plan, $20,000 from Company paid financial advisory services and $90,948 from personal use of a Company paid private jet.

(2)	“All Other Compensation” includes $1,850 from the Executive Long-Term Disability Plan, $90 from the Executive Life Insurance Plan, $6,150 from the 401(k) Tax-Sheltered Savings Plan, $20,498 from the Executive Medical Plan, $21,127 from the Deferred Compensation Plan, $42,677 from interest earned on the Deferred Compensation Plan in excess of 120% of the federal long term rate, and $3,821 from personal use of a Company paid private jet.

(3)	“All Other Compensation” includes $1,850 from the Executive Long-Term Disability Plan, $90 from the Executive Life Insurance Plan, $6,150 from the 401(k) Tax-Sheltered Savings Plan, and $20,498 from the Executive Medical Plan.

(4)	“All Other Compensation” includes $1,850 from the Executive Long-Term Disability Plan, $90 from the Executive Life Insurance Plan, $20,498 from the Executive Medical Plan, and $67,480 from relocation.

(5)	“All Other Compensation” includes $1,850 from the Executive Long-Term Disability Plan, $90 from the Executive Life Insurance Plan, $6,000 from the 401(k) Tax-Sheltered Savings Plan, $15,098 from the Executive Medical Plan and $1,790 from interest earned on the Deferred Compensation Plan in excess of 120% of the federal long term rate.

(6)	“All Other Compensation” includes $1,300 from the Executive Medical Plan and $27,074 from personal use of a Company paid private jet.

(7)	The following table contains information relating to the 2005 bonus, consisting of the annual performance bonus award and a bonus in connection with the completion of the Company’s secondary public offering in December 2005:

	Annual	Secondary
	Performance	Public
	Bonus Award	Offering Bonus	Total

Michael O. Johnson	$2,145,000	—	$2,145,000
Gregory Probert	$1,100,000	$50,000	$1,150,000
Brett R. Chapman	$356,250	$50,000	$406,250
Richard Goudis	$375,000	$50,000	$425,000
Paul Noack	$208,000	$20,000	$228,000
Henry Burdick	$—	—	$—

Option Grants in Last Fiscal Year

The following table contains information concerning options to purchase Common Shares granted in 2005 to each of the Named Executive Officers. In the judgment of the Board of Directors, the per share exercise price of all options described below, are equal to or higher than the fair market value of a Common Share on the grant date.

	Number of	Percent of
	Securities	Total Options	Individual Grants
	Underlying	Granted to	Exercise Price		Grant Date
	Options	Employees in	Per Share	Expiration	Present Value
Name	Granted	Fiscal Year	($)	Date (2)	($)(1)

Michael O. Johnson	125,000	6.1%	$15.00	4/27/2015	755,000
Gregory Probert	100,000	4.9%	$15.00	4/27/2015	604,000
Brett R. Chapman	75,000	3.6%	$15.00	4/27/2015	453,000
Richard Goudis	75,000	3.6%	$15.00	4/27/2015	453,000
Paul Noack	20,000	1.0%	$15.00	4/27/2015	120,800
Henry Burdick	60,000	2.9%	$14.85	5/02/2015	358,200

(1)	In accordance with the rules of the Securities and Exchange Commission, we used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. The assumptions used for the valuation include: 32.75% price volatility; 3.88-3.92% risk-free rate of return; 0% dividend yield and options exercise averaging 6 1/4 year term. We did not make any adjustment for non-transferability or risk of forfeiture.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to: (1) Common Shares acquired upon exercise of stock options during fiscal year 2005 and (2) unexercised options to purchase Common Shares granted as of December 31, 2005.

	Shares		Securities Underlying		Value of Unexercised
	Acquired or	Value	Unexercised Options at		In-the-Money Options at
	Exercised	Realized	Fiscal Year-End (#)		Fiscal Year-End ($)(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael O. Johnson	$402,500	$12,179,650	1,389,807	1,788,618	$28,101,433	$32,174,366
Gregory Probert	—	—	275,000	825,000	$6,548,000	$13,536,500
Brett R. Chapman	—	—	106,872	343,128	$2,184,583	$6,274,417
Richard Goudis	—	—	92,500	370,000	$1,527,820	$6,224,380
Paul Noack	—	—	48,000	122,000	$1,020,360	$2,369,040
Henry Burdick	—	—	455,000	155,000	$12,898,000	$2,990,200

(1)	Represents the difference between the fair market value of Common Shares on December 31, 2005, (NYSE close price of $32.52) and the exercise price of the options.

Description of Benefit Plans

Herbalife Ltd. 2005 Stock Incentive Plan.  On September 23, 2005, our Board of Directors approved the Herbalife Ltd. 2005 Stock Incentive Plan (the “2005 Plan”), subject to shareholder approval. The 2005 Plan was submitted to and approved by our shareholders at an extraordinary meeting of shareholders on November 2, 2005, and became effective upon such approval. The 2005 Plan is administered by the compensation committee. The purpose of the 2005 Plan is to enable us to attract, motivate, reward and retain our directors, officers, employees and consultants, and to further align their interests with those of our shareholders by providing for or increasing their proprietary interest in the Company. The 2005 Plan provides for the grant of incentive and nonqualified options to purchase our Common Shares, SARs, restricted stock, stock units, performance units and dividend equivalents to our directors, officers, employees and consultants who are selected by the compensation committee to receive awards under the plan. The 2005 Plan is intended to replace our 2004 Stock Incentive Plan (the “2004 Plan”). While no additional awards will be made under the 2004 Stock Incentive Plan, the Common Shares remaining available for issuance under that plan has been absorbed by and have become available for issuance under the 2005 Plan.

The maximum number of Common Shares that may be issued pursuant to awards granted under the 2005 Plan is 4,000,000, plus any Common Shares that remain available for issuance under the 2004 Stock Incentive Plan, subject to certain adjustments for corporate transactions. In addition, any Common Shares subject to awards under the 2004 Stock Incentive Plan or the 2005 Plan that are returned to the Company upon cancellation, expiration or forfeiture of an award will become available for award grants under the 2005 Plan. The 2005 Plan further provides that each Common Share subject to a stock option or stock appreciation right award under the 2005 Plan will count against the aggregate share limit as one (1) share; however, each Common Share issued under the 2005 Plan with respect to restricted stock, stock units, performance units, or dividend equivalents will count against the aggregate share limit as two (2) shares. In addition, the 2005 Plan provides for a per person, per year limit on Common Shares subject to all awards granted under the 2005 Plan of 1,250,000, and a per person, per year limit on the amount, in cash, that may be payable pursuant to that portion of a performance unit that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code of $5,000,000.

Incentive stock options and nonqualified stock options and SARs will have an exercise price determined by the compensation committee, but which in no event will be less than 100% of the fair market value of a Common Share on the date of grant, subject to limited exceptions. Incentive stock options may only be granted to our employees and must have an exercise price that is at least equal to the fair market value of a Common Share, or 110% of the fair market value of a Common Share for any 10% owner of our Common Shares, on the date of grant. Shares subject to grants of restricted stock, restricted stock units or performance units will be issued at a purchase price, if any, as determined by the compensation committee and can be issued for nominal or the minimum lawful consideration.

Stock options and other awards granted under the 2005 Plan will vest and become exercisable and/or payable at such times and in such increments as determined by the compensation committee and set forth in an award agreement.

If the employment or service with the Company of a holder of an award granted under the 2005 Plan is terminated, with or without cause, or if the holder of an award dies or become disabled prior to such a termination, the unvested and/or unexercised portion of such individual’s outstanding awards will be subject to such procedures as determined by the compensation committee and set forth in an award agreement.

Unless otherwise provided for under the terms of the transaction, the compensation committee may provide that any or all of the following will occur in connection with a change in control, or upon termination of the individual’s employment following a change in control:

•	the acceleration of the vesting and/or exercisability of any outstanding award such that it will become fully vested and/or immediately exercisable as to all or a portion of the Common Shares covered thereby;

•	the substitution of shares of the surviving or successor company for Common Shares covered by any outstanding award;

•	the conversion any outstanding award into a right to receive cash and/or other property; and

•	the termination of any outstanding award upon or following the consummation of the change in control.

Any actions or determinations of the compensation committee in the event of a change of control may, but need not, be uniform as to all outstanding awards, nor must the compensation committee treat all holders of outstanding awards identically.

The aggregate number of shares subject to the 2005 Plan, the other limits specified above and any outstanding award granted under the 2005 Plan, the purchase price or exercise price, if any, to be paid upon exercise of outstanding awards and the amount to be received in connection with any award, will be appropriately adjusted, as determined by the compensation committee, to reflect any reorganization, merger, consolidation, recapitalization, stock split, reverse stock split, dividend other than a regular cash dividend or any other change in our capital structure, or any substantial sale of our assets.

The Board of Directors may amend, suspend or discontinue the 2005 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to the holder thereof without the consent of such holder. Plan amendments will be submitted to shareholders for their approval as required by applicable law. The 2005 Plan will terminate on the tenth anniversary of its approval by our shareholders; however, the compensation committee will retain its authority until all outstanding awards are exercised or terminated. The maximum term of stock options, stock appreciation rights and other rights to acquire Common Shares under the 2005 Plan is ten years after the grant date of the award. Awards under the plan generally will be nontransferable other than by will or the laws of descent and distribution.

Herbalife Ltd. 2004 Stock Incentive Plan.  The 2004 Plan was approved by our shareholders at an extraordinary meeting of shareholders on December 1, 2004, and became effective upon such approval. The 2004 Plan provides for the grant of incentive and nonqualified options to purchase our Common Shares, SARs, restricted stock, restricted stock units and performance units to our directors, officers, employees and consultants who are selected by the compensation committee to receive awards under the plan. The Company reserved for issuance under the 2004 Plan 5,000,000 Common Shares, plus any Common Shares that remained available for issuance under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan and the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan. Stock options and other awards granted under the 2004 Plan vest and become exercisable and/or payable at such times and in such increments as determined by the compensation committee and set forth in an award agreement. If the employment or service with the Company of a holder of an award granted under the 2004 Plan is terminated, with or without cause, or if the holder of an award dies or become disabled prior to such a termination, the unvested and/or unexercised portion of such individual’s outstanding awards will be subject to such procedures as determined by the compensation committee and set forth in an award agreement. Unless otherwise provided for under the terms of the transaction, the compensation committee may provide that any or all of the following will occur in connection with a change in control, or upon termination of the individual’s employment following a change in control:

•	the acceleration of the vesting and/or exercisability of any outstanding award such that it will become fully vested and/or immediately exercisable as to all or a portion of the Common Shares covered thereby;

•	the substitution of shares of the surviving or successor company for Common Shares covered by any outstanding award;

•	the conversion any outstanding award into a right to receive cash and/or other property; and

•	the termination of any outstanding award upon or following the consummation of the change in control.

Any actions or determinations of the compensation committee in the event of a change of control may, but need not be uniform as to all outstanding awards, nor must the compensation committee treat all holders of outstanding awards identically.

WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan.  The Company has established a stock incentive plan that provides for the grant of options to purchase Common Shares of the Company or stock appreciation rights to employees or consultants of the Company. The purpose of the plan is to promote the long-term financial interest and growth of the Company by attracting and retaining employees and consultants who can make a substantial contribution to the success of the Company, to motivate and to align interests with those of the equity holders. The plan is administered by the compensation committee. The Company reserved 9,358,773 of its Common Shares

(reduced by any Common Shares that are subject to awards granted under the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan), for issuance under the WH Holdings (Cayman Islands) Stock Incentive Plan.

Each stock option agreement and SAR award agreement specified the date when all or any installment of an award was to become exercisable but, generally, no award was to be exercisable after the expiration of ten years from the date it was granted. Upon termination of employment for any reason other than “cause,” the unvested awards would continue to be exercisable for a period of time, following which the award will terminate.

WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan.  The Company has established an independent directors stock option plan (the “Independent Directors Stock Option Plan”) that provides for the grant of options to purchase Common Shares to independent directors of the Company. Directors who are employees of the Company or any of its affiliates or have been designated as directors by the affiliates of the Company or its distributors are not independent directors for purposes of the Independent Directors Stock Option Plan. The Company reserved 500,000 of its Common Shares for issuance under the Independent Directors Stock Option Plan.

The purpose of the plan is to promote the long-term financial interest and growth of the Company by attracting and retaining independent directors who can make a substantial contribution to the success of the Company, to motivate and to align interests with those of the equity holders. The plan is administered by the compensation committee.

Taken together, 18.4 million Common Shares were available for grant under the WH Holdings (Cayman Islands) Stock Incentive Plan, the 2004 Plan, the 2005 Plan and the Independent Directors Stock Option Plan. As of December 31, 2005, the Company had granted options net of cancellations to acquire approximately 11.9 million of its Common Shares under the WH Holdings (Cayman Islands) Stock Incentive Plan, the 2004 Plan and the 2005 Plan and options to acquire approximately 0.4 million of its Common Shares under the Independent Directors Stock Option Plan, which is equal to 17.6% of its December 31, 2005 share capital. No additional stock options or stock appreciation rights will be granted under either the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan or the Independent Directors Stock Option Plan.

Deferred Compensation Plans.  We maintain three deferred compensation plans for select groups of management or highly compensated employees: (1) the Herbalife Management Deferred Compensation Plan, effective January 1, 1996 (the “Management Plan”), which is applicable to eligible employees at the rank of either vice president or director; (2) the Herbalife Senior Executive Deferred Compensation Plan, effective January 1, 1996 (the “Senior Executive Plan”), which is applicable to eligible employees at the rank of Senior Vice President and higher and (3) the Supplemental Senior Executive Deferred Compensation Plan (the “Supplemental Plan”) effective July 30, 2002, which was terminated as of June 7, 2005. The Management Plan and the Senior Executive Plan are referred to as the “Deferred Compensation Plans.” The Deferred Compensation Plans were amended and restated effective January 1, 2001.

The Deferred Compensation Plans are unfunded and benefits are paid from our general assets, except that we have contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Deferred Compensation Plans allow eligible employees, who are selected by the administrative committee that manages and administers the plans (the “Deferred Compensation Committee”), to elect annually to defer up to 50% of their annual base salary and up to 100% of their annual bonus for each calendar year (the “Annual Deferral Amount”). We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times (“Matching Contributions”).

Effective January 1, 2002, the Senior Executive Plan was amended to provide that the amount of the Matching Contributions is to be determined by us in our discretion. Effective January 1, 2003, the Matching Contribution was set to 3% of a participant’s annual base salary and has remained 3% for 2004 and 2005.

Each participant in a Deferred Compensation Plan may determine how his or her Annual Deferral Amount and Matching Contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Deferred Compensation Plans, however, do not require us to actually acquire or hold any investment fund or other assets to fund the Deferred Compensation Plans. The entire interest of each participant in a Deferred Compensation Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the Matching Contributions, if any, attributable thereto plus earnings, and shall be payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Deferred Compensation Plans were amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Deferred Compensation Plans prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

401(k) Profit Sharing Plan.  We maintain a tax-qualified profit sharing plan pursuant to Sections 401(a) and 401(k) of the Code (the “401(k) Plan”). The 401(k) Plan allows any eligible employee, including specified common-law employees, to contribute each pay period from 2% to 17% of the employee’s earnings, but not in excess of $14,000 for 2005, or $18,000 in the case of those participants over 50 years of age for investment in mutual funds held by the 401(k) Plan’s trust. We make matching contributions to the 401(k) Plan in an amount equal to one dollar for each dollar of deferred earnings not to exceed 3% of the participant’s earnings. The 401(k) Plan also imposes restrictions on the aggregate amount that may be contributed by higher-paid employees in relation to the amount contributed by the remaining employees. A participating employee is fully vested at all times in his or her contributions and in the trust fund’s earnings attributable to his or her contributions. An employee becomes fully vested in our contributions and the earnings of the trust fund attributable to our contributions (1) upon the employee’s death, (2) upon the employee’s disability or (3) upon the employee reaching the 401(k) Plan’s normal retirement age, which is the later of age 65 and the completion of five years of service with us. An employee may not withdraw all or any portion of his or her account prior to the date that the employee either (1) incurs a hardship or (2) terminates employment with us.

Employment Contracts

Michael O. Johnson.  Our subsidiaries, Herbalife International, Inc. (“Herbalife International”) and Herbalife International of America, Inc. (“Herbalife America”) entered into an executive employment agreement with Mr. Johnson effective as of April 3, 2003, and amended on May 15, 2005 (the “Johnson Employment Agreement”), pursuant to which he serves as our Chief Executive Officer. Under the terms of the Johnson Employment Agreement, Mr. Johnson’s employment will continue until it is terminated for any of a variety of reasons including death, disability, termination by Herbalife International and Herbalife America with or without cause, termination by Mr. Johnson with or without good reason and termination in connection with certain organic transactions.

Pursuant to the Johnson Employment Agreement, Mr. Johnson currently receives an annual salary of $1,100,000. Mr. Johnson is also eligible to receive an annual cash bonus in an amount, and based on such targets, that are established annually by the Board of Directors. Mr. Johnson’s annual bonus for the fiscal year ending December 31, 2005, was $2,145,000 and was dependent, in part, on our 2005 earnings per share. In addition to his salary and bonus, Mr. Johnson is also entitled to participate in or receive benefits under each benefit plan or arrangement made available to our senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife International and Herbalife America. Mr. Johnson also received an option to purchase 125,000 Common Shares, as more fully described above under “— Option Grants in Last Fiscal Year.”

In the event of any Change of Control (as defined in the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan), 50% of the options granted to Mr. Johnson will become immediately vested and exercisable. If, following any Change of Control, all or any portion of the options remain outstanding and Mr. Johnson’s employment is terminated (other than by reason of Mr. Johnson’s resignation without Good Reason or termination by us for Cause

(each as defined in the Johnson Employment Agreement)) at any time following such Change of Control, 100% of any such outstanding options will immediately vest and become exercisable. In the event Mr. Johnson’s employment is terminated by reason of Mr. Johnson’s death or disability or during the 90 day period before a Change of Control, 100% of the options will vest and become exercisable.

Upon termination of Mr. Johnson’s employment by Herbalife International and Herbalife America for Cause, or by Mr. Johnson without Good Reason, Mr. Johnson would be entitled to his then current accrued and unpaid base salary through the effective date of termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination, and not for the year of termination. Mr. Johnson would also be entitled to any rights that may exist in his favor to payment of any amount under any employee benefit plan or arrangement of Herbalife International or Herbalife America, other than those set forth in the Johnson Employment Agreement, in accordance with the terms and conditions of any such employee benefit plan or arrangement.

Upon termination of Mr. Johnson’s employment by Herbalife International and Herbalife America without Cause, or by Mr. Johnson for Good Reason, in addition to the benefits described in the preceding paragraph, Mr. Johnson would also be entitled to an additional amount equal to two years’ base salary and bonus for the year of termination, payable in twenty four equal monthly installments.

In the event that Mr. Johnson’s employment with Herbalife International and Herbalife America is terminated by Herbalife International and Herbalife America without Cause, or by Mr. Johnson for Good Reason, during the period beginning 90 days prior to and ending 90 days following a Sale Event (as defined in the Johnson Employment Agreement), and such Sale Event results in the cancellation or termination of Mr. Johnson’s stock options, or in the event that Mr. Johnson delivers written notice of his resignation upon the consummation of or within 90 days following such a Sale Event, in addition to the benefits described in the preceding two paragraphs, if any, Mr. Johnson would also be entitled to an additional amounts based on his then current base salary and the current option holdings.

Gregory Probert.  We have also entered into an executive employment agreement (the “Probert Employment Agreement”) effective July 31, 2003, with Mr. Gregory Probert through our subsidiary Herbalife America. Pursuant to the Probert Employment Agreement, Mr. Probert serves as Herbalife America’s Chief Operating Officer. The Probert Employment Agreement expires on August 11, 2006. On July 8, 2005, the compensation committee approved and recommended, and on July 28, 2005, the Board of Directors approved, a new base salary for Mr. Probert, effective January 1, 2005, of $750,000. In addition, Mr. Probert is eligible to receive an annual cash bonus calculated in accordance with the then-current bonus formula approved for our most senior officers. Mr. Probert received an annual cash bonus of $1,100,000 for the fiscal year ended December 31, 2005. Under the terms of the Probert Employment Agreement, in addition to his salary, Mr. Probert is entitled to participate in or receive benefits under each benefit plan or arrangement made available to our senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America. Mr. Probert also received an option to purchase 100,000 Common Shares, as more fully described above under “— Option Grants in Last Fiscal Year.”

In the event of any Change of Control, 50% of the options granted will become immediately vested and exercisable. If, following any Change of Control, all or any portion of the options remain outstanding and Mr. Probert’s employment is terminated (other than by reason of Mr. Probert’s resignation without Good Reason or termination by us for Cause (each as defined in the Probert Employment Agreement)) at any time following such Change of Control, 100% of the options will immediately vest and become exercisable. In the event Mr. Probert’s employment is terminated by reason of Mr. Probert’s death or disability or during the 90 day period before any Change of Control, 100% of the his options will immediately vest and become exercisable.

Upon termination of Mr. Probert’s employment by us without Cause, or upon his resignation for Good Reason, Mr. Probert is entitled to receive one year’s then current salary. In the event that Mr. Probert has not obtained subsequent employment by the one year anniversary of his termination, we would commence paying Mr. Probert’s salary in accordance with our payroll practices for senior executives, through the remainder of Mr. Probert’s employment term, subject to Mr. Probert’s duty to mitigate. Such payments would cease if Mr. Probert obtains employment or fails to document his reasonable efforts to seek employment in accordance with the Probert Employment Agreement.

Richard Goudis.  We have entered into an executive employment agreement (the “Goudis Employment Agreement”) effective June 1, 2004, with Mr. Richard Goudis through our subsidiary Herbalife America. Pursuant to the Goudis Employment Agreement, Mr. Goudis will serve as Chief Financial Officer for a term of three years. On July 8, 2005, the compensation committee approved and recommended, and on July 28, 2005, the Board of Directors approved, a new base salary, effective January 1, 2005, of $500,000. In addition, Mr. Goudis will be eligible to receive an annual cash bonus equal to 50% of his then-current base salary, calculated in accordance with the then-current bonus formula approved by us for our most senior officers. Mr. Goudis received a cash bonus of $425,000 for the fiscal year ended December 31, 2005. Under the terms of the Goudis Employment Agreement, in addition to his salary, Mr. Goudis is entitled to participate in or receive benefits under each benefit plan or arrangement made available by us to our senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America. Mr. Goudis also received an option to purchase 75,000 Common Shares, as more fully described above under “— Option Grants in Last Fiscal Year.”

Upon termination of Mr. Goudis’ employment by us without cause, or upon his resignation for good reason, Mr. Goudis would be entitled to receive his then-current base salary for the remainder of the term under the Goudis Employment Agreement, subject to his duty to mitigate; provided that such payments would cease if Mr. Goudis obtains subsequent employment or fails to document to us on a monthly basis that he is making reasonable efforts to seek employment.

Brett R. Chapman.  We have entered into an executive employment agreement (the “Chapman Employment Agreement”) with Mr. Chapman effective as of October 6, 2003, for a term of three years through our subsidiary, Herbalife America. In addition, Mr. Chapman is eligible to receive an annual cash bonus equal to 50% of his base salary, calculated in accordance with the then-current bonus formula approved by us for our most senior officers. Mr. Chapman received an annual cash bonus of $406,250 for the fiscal year ending December 31, 2005. In addition, Mr. Chapman is eligible to receive an annual cash bonus equal to 50% of his base salary, calculated in accordance with the then-current bonus formula approved by us for our most senior officers. Mr. Chapman received an annual cash bonus of $406,250 for the fiscal year ending December 31, 2005. Under the terms of the Chapman Employment Agreement, in addition to his salary and bonus, if any, Mr. Chapman shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by us to our senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America. Mr. Chapman also received an option to purchase 75,000 Common Shares, as more fully described above under “— Option Grants in Last Fiscal Year.”

In the event of any Change of Control, 50% of the options granted will become immediately vested and exercisable. If, following any Change of Control, all or any portion of the options remain outstanding and Mr. Chapman’s employment is terminated (other than by reason of Mr. Chapman’s resignation without Good Reason or termination by us for Cause (each as defined in the Chapman Employment Agreement)) at any time following such Change of Control, 100% of the options granted to Mr. Chapman under that plan will immediately vest and become exercisable. In the event Mr. Chapman’s employment is terminated by reason of Mr. Chapman’s death or disability or during the 90 day period before any Change of Control, 100% of his options will immediately vest and become exercisable.

Upon termination of Mr. Chapman’s employment by us without Cause, or upon his resignation for Good Reason, Mr. Chapman would be entitled to receive one year’s then current salary. In the event that Mr. Chapman has not obtained subsequent employment by one year after termination, we would commence paying Mr. Chapman’s salary in accordance with our payroll practices for senior executives, through the remainder of Mr. Chapman’s employment term, subject to Mr. Chapman’s duty to mitigate. Such payments would cease if Mr. Chapman obtains employment or fails to document his reasonable efforts to seek employment in accordance with the Chapman Employment Agreement.

Paul Noack.  We have entered into an executive employment agreement (the “Noack Employment Agreement”) effective January 1, 2004, with Mr. Paul Noack through our subsidiary Herbalife America. Pursuant to the Noack Employment Agreement, Mr. Noack will serve as Senior Vice President, Corporate Planning and Strategy through January 1, 2007. For his services as Senior Vice President, Corporate Planning and Strategy, Mr. Noack will be entitled to a salary of $375,000 per year. In addition, Mr. Noack is eligible to receive an annual cash bonus equal to the then-current bonus formula approved for our most senior officers. Mr. Noack received a cash bonus of $228,000 for the fiscal year ended December 31, 2005. Under the terms of the Noack Employment Agreement, in addition to his salary and bonus, Mr. Noack is also entitled to participate in or receive benefits under each benefit plan or arrangement made available by us to our senior executives equal to those generally applicable to senior executives of Herbalife America. In 2005, Mr. Noack was granted an option to purchase 20,000 Common Shares at an exercise price of $15.00 per share. Most of the options vest at the rate of 5% per calendar quarter. The options expire 10 years after the date of grant.

Upon termination of Mr. Noack’ employment by us without cause, or upon his resignation for good reason, Mr. Noack would be entitled to receive his then-current base salary for the remainder of the term under the Noack Employment Agreement, subject to his duty to mitigate; provided that such payments would cease if Mr. Noack obtains subsequent employment or fails to document to us on a monthly basis that he is making reasonable efforts to seek employment.

Henry Burdick.  The Company has entered into a three year employment agreement with Mr. Henry Burdick, effective as of January 1, 2006. The Agreement provides that Mr. Burdick will be paid a salary of $57,000 per year for his part time services primarily related to the Company’s product development. The Agreement contains standard confidentiality, non-solicitation/non-competition and intellectual property ownership provisions. Prior to this the Company had entered into a one year employment agreement with Mr. Henry Burdick, effective as of January 1, 2005, and amended on May 11, 2005, pursuant to which Mr. Burdick served as Vice Chairman of the Company. The Agreement provided that Mr. Burdick would be paid a salary of $1.1 million, plus a discretionary bonus of up to $312,500 and options to purchase 60,000 Common Shares which will vest on May 2, 2006. Mr. Burdick was also be eligible to participate in all incentive compensation, incentive stock option, retirement, medical, dental, vision and other employee benefit plans the Company offered.

In connection with the engagement of Mr. Burdick as Vice Chairman, Mr. Burdick was granted an option to purchase an aggregate of 200,000 Common Shares under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan at exercise prices as follows: 40,000 shares at $0.88 per share, 40,000 shares at $3.52 per share, 40,000 shares at $10.56 per share, 40,000 shares at $17.60 per share, and 40,000 shares at $24.64 per share. The options vest under a schedule over time through June 30, 2008. The options expire 10 years after the date of grant. In May 2005, Mr. Burdick was granted an option to purchase 60,000 Common Shares under the 2004 Plan at an exercise price of $14.85 per share, which vest after one year.

In the event of any Change of Control (as defined in the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan), 50% of the options granted (pro rata according to the number of shares exercisable at the relevant exercise prices specified above for each of the individual tranches) to Mr. Burdick under that plan will become immediately vested and exercisable. If, following any Change of Control, all or any portion of the options issued to Mr. Burdick under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan remain outstanding and Mr. Burdick’s employment is terminated (other than by reason of Mr. Burdick’s resignation without Good Reason or termination by us for Cause) at any time following such Change of Control, 100% of the options granted to Mr. Burdick under that plan will immediately vest and become exercisable. In the event Mr. Burdick’s employment is terminated by reason of Mr. Burdick’s death or disability or during the 90 day period before any Change of Control, 100% of the options granted to Mr. Burdick under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan will immediately vest and become exercisable.

PERFORMANCE GRAPH

Our Common Shares began trading on the NYSE on December 16, 2004. Set forth below is information comparing the cumulative total shareholder return, share price appreciation plus dividends, on the Common Shares of the Company with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers for the period from December 16, 2004 through December 31, 2005. The graph assumes that $100 is invested in each of our Common Shares, the S&P 500 Index and the index of publicly traded peers on December 16, 2004 and that all dividends were reinvested. The publicly traded companies in the peer group are Avon Products, Inc., Nature’s Sunshine Products, Inc., Tupperware Corporation, Nu Skin Enterprises Inc., USANA Health Sciences Inc. and Weight Watchers International, Inc.

			Peer Group
Measurement Period	Company	S&P 500 Index	Index
December 16, 2004	$100.00	$100.00	$100.00
December 31, 2004	$116.07	$100.72	$101.01
December 31, 2005	$232.29	$105.67	$85.77

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of Common Shares of Herbalife as of March 1, 2006, and thus the indirect beneficial ownership of the equity interest of Herbalife as of that date, of (1) each director or director nominee, (2) each of the Named Executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to Herbalife to beneficially own more than five percent (5%) of the outstanding Common Shares of Herbalife. The information set forth in the table below regarding the beneficial ownership of the referenced investment partnerships sponsored by Whitney and Golden Gate and their applicable affiliates is based on the Schedule 13G/A filed with the SEC by such entities and their affiliates on February 14, 2006 and which indicates shared voting and dispositive power over such shares pursuant to the disposition agreement and voting agreement referenced below. The information regarding the beneficial ownership of FMR Corp is based on the Schedule 13G filed with the SEC by FMR Corp on February 14, 2006.

	Amount and	Percentage
	Nature of	Ownership
	Beneficial	on a Fully
Name of Beneficial Owner	Ownership	Basis(1)

Whitney V, L.P.(2)**	29,702,690	42.1%
Whitney Strategic Partners V, L.P.(2)**	29,702,690	42.1%

	Amount and	Percentage
	Nature of	Ownership
	Beneficial	on a Fully
Name of Beneficial Owner	Ownership	Basis(1)

Whitney Private Debt Fund, L.P.(2)**	29,702,690	42.1%
Prairie Fire Capital, LLC(2)**	29,702,690	42.1%
Michael R. Stone(2)(3)**	29,702,690	42.1%
Daniel J. O’Brien(2)(3)**	29,702,690	42.1%
CCG Investments (BVI), L.P.(2)***	29,702,690	42.1%
CCG Associates — QP, LLC(2)***	29,702,690	42.1%
CCG Associates — AI, LLC(2)***	29,702,690	42.1%
CCG Investment Fund — AI, LP(2)***	29,702,690	42.1%
CCG AV, LLC — Series C(2)***	29,702,690	42.1%
CCG AV, LLC — Series E(2)***	29,702,690	42.1%
CCG CI, LLC(2) ***	29,702,690	42.1%
Golden Gate Capital Management, LLC(2)***	29,702,690	42.1%
David C. Dominik(2)***	29,702,690	42.1%
Peter M. Castleman(2)(3)**	29,702,690	42.1%
James H. Fordyce**	—	—
Jesse T. Rogers(2)(4)***	29,702,690	42.1%
Kenneth J. Diekroeger(2)(4)***	29,702,690	42.1%
John Tartol(5)****	231,716	*
Leon Waisbein****	319,091	*
Charles L. Orr(6)****	87,054	*
Leroy Barnes(7)****	26,826	*
Peter Maslen(8)****	26,826	*
Richard Bermingham(9)****	30,826	*
David D. Halbert ****	—	—
Valeria Rico ****	—	—
Colombe M. Nicholas****	—	—
Michael O. Johnson(10)****	1,616,203	2.3%
Gregory Probert(11)****	290,000	*
Brett R. Chapman(12)****	122,498	*
Richard Goudis(13)****	108,125	*
Paul Noack(14)****	55,250	*
Henry Burdick(15)****	749,590	1.1%
FMR Corp.
82 Devonshire Street
Boston, MA 02109	4,364,200	6.2%
All Directors and Executive Officers as a Group (19 persons)	33,366,695	45.5%

*	Less than 1%

**	c/o Whitney & Co. LLC, 177 Broad Street, Stamford, Connecticut 06901.

***	c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 33rd Floor, San Francisco, California 94111.

****	c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067.

(1)	Applicable percentage of ownership is based upon 69,934,152 Common Shares outstanding as of March 1, 2006, and the relevant number of Common Shares issuable upon exercise of stock options or warrants which are exercisable presently or within 60 days of March 1, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Except with respect to the disposition agreement and voting agreement described under “Certain Relationships and Related Party Transactions” and unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law.

(2)	Represents Common Shares of Herbalife beneficially owned by Whitney V, L.P., Whitney Strategic Partners V, L.P., Whitney Private Debt Fund, L.P., Prairie Fire Capital LLC, Michael R. Stone, Daniel J. O’Brien, CCG Investments (BVI), L.P., CCG Associates — QP, LLC, CCG Associates — AI, LLC, CCG Investment Fund — AI, LP, CCG AV, LLC — Series C, CCG AV, LLC — Series E, CCG CI, LLC and Golden Gate Capital Management, LLC as a result of shared dispositive power pursuant to the disposition agreement and shared voting power pursuant to the voting agreement, each as described under “Certain Relationships and Related Party Transactions.” Includes 242,718 Common Shares underlying a warrant held by Prairie Fire Capital, LLC, 198,611 Common Shares underlying a warrant held by Michael R. Stone, 13,671 Common Shares underlying a warrant held by Daniel J. O’Brien and 245,000 Common Shares underlying a warrant held by GGC Administration, L.L.C. All of the warrants are exercisable within 60 days of the date of March 1, 2006.

(3)	Represents shares beneficially owned by Whitney V, L.P., Whitney Strategic Partners V, L.P., Whitney Private Debt Fund, L.P., Prairie Fire Capital LLC, Michael R. Stone and Daniel J. O’Brien. Messrs. Castleman, Stone and O’Brien are managing members of the entities that are the general partners of Whitney V, L.P., Whitney Strategic Partners V, L.P., and Whitney Private Debt Fund, L.P., and accordingly they may be deemed to share beneficial ownership of any such shares. Each of Messrs. Castleman, Stone and O’Brien disclaims beneficial ownership of all shares owned by Whitney V, L.P., Whitney Strategic Partners V, L.P., Whitney Private Debt Fund, L.P. and Prairie Fire Capital, LLC, except to the extent of his pecuniary interest in each such entity.

(4)	Messrs. Rogers and Diekroeger are managing members of the entities that are general partners of CCG Investments (BVI), L.P., CCG Associates — QP, LLC, CCG Associates — AI, LLC, CCG Investment Fund — AI, LP, CCG AV, LLC — Series C, CCG AV, LLC — Series E, CCG CI, LLC and Golden Gate Capital Management LLC , and accordingly, they may be deemed to share beneficial ownership of any such shares. Each of Messrs. Rogers and Diekroeger disclaim beneficial ownership of all shares owned by CCG Investments (BVI), L.P., CCG Associates — QP, LLC, CCG Associates — AI, LLC, CCG Investment Fund — AI, LP, CCG AV, LLC — Series C, CCG AV, LLC — Series E, CCG CI, LLC Golden Gate Capital Management LLC , except to the extent of his pecuniary interest in the Golden Gate Entities.

(5)	Represents (i) 225 shares held in custodial accounts for the benefit of Mr. Tartol’s three children. Mr. Tartol disclaims beneficial ownership of 75 of these shares except to the extent of his pecuniary interest therein; (ii) 53,130 shares held by the Tartol Enterprises Profit Sharing Plan, for which Mr. Tartol is the trustee; and (iii) 178,361 shares held by Carhill Holdings, Inc., a corporation for which Mr. Tartol acts as only a consultant, and accordingly, Mr. Tartol disclaims beneficial ownership of such shares held by Carhill Holdings, Inc.

(6)	Mr. Orr was granted 25,000 options to purchase Common Shares at an exercise price of $0.88 per share and 25,000 options to purchase Common Shares at an exercise price of $3.52 per share, and 41,667 options to purchase Common Shares at an exercise plan of $14.93 per share, of which 79,167 are exercisable within 60 days of March 1, 2006. On January 15, 2006 he was granted 3,140 stock units of which 785 are exercisable within 60 days of March 1, 2006.

(7)	Mr. Barnes was granted 62,500 options to purchase Common Shares at an exercise price of $14.00 per share of which 26,041 are exercisable within 60 days of March 1, 2006. On January 15, 2006 he was granted 3,140 stock units of which 785 are exercisable within 60 days of March 1, 2006.

(8)	Mr. Bermingham was granted 62,500 options to purchase Common Shares at an exercise price of $14.00 per share of which 26,041 are exercisable within 60 days of February 1, 2006. On January 15, 2006 he was granted 3,140 stock units of which 785 are exercisable within 60 days of March 1, 2006.

(9)	Mr. Maslen was granted 62,500 options to purchase Common Shares at an exercise price of $14.00 per share of which 26,041 are exercisable within 60 days of March 1, 2006. On January 15, 2006 he was granted 3,140 stock units of which 785 are exercisable within 60 days of March 1, 2006.

(10)	Mr. Johnson was granted 591,185 options to purchase Common Shares at an exercise price of $0.88 per share, 591,185 options to purchase Common Shares at an exercise price of $3.52 per share, 591,185 options to purchase Common Shares at an exercise price of $10.56 per share, 125,000 options to purchase Common Shares at an exercise price of $15.00 per share, 500,000 options to purchase Common Shares at an exercise price of $15.50 per share, 591,185 options to purchase Common Shares at an exercise price of $17.60 per share and 591,185 options to purchase Common Shares at an exercise price of $24.64 per share, of which 1,514,293 are exercisable within 60 days of March 1, 2006.

(11)	Mr. Probert was granted 125,000 options to purchase Common Shares at an exercise price of $5.00 per share, 75,000 options to purchase Common Shares at an exercise price of $7.00 per share, 40,000 options to purchase Common Shares at an exercise price of $9.00 per share, 75,000 options to purchase Common Shares at an exercise price of $11.00 per share, 40,000 options to purchase Common Shares at an exercise price of $13.00 per share, 100,000 options to purchase Common Shares at an exercise price of $15.00 per share, 375,000 options to purchase Common Shares at an exercise price of $15.50 per share, 115,000 options to purchase Common Shares at an exercise price of $17.00 per share, 40,000 options to purchase Common Shares at an exercise price of $21.00 per share, 75,000 options to purchase Common Shares at an exercise price of $23.00 per share, and 40,000 options to purchase Common Shares at an exercise price of $25.00 per share, of which 290,000 are exercisable within 60 days of March 1, 2006.

(12)	Mr. Chapman was granted 75,000 options to purchase Common Shares at an exercise price of $5.00 per share, 21,875 options to purchase Common Shares at an exercise price of $7.00 per share, 15,000 options to purchase Common Shares at an exercise price of $9.00 per share, 21,875 options to purchase Common Shares at an exercise price of $11.00 per share, 15,000 options to purchase Common Shares at an exercise price at $13.00 per share, 137,500 options to purchase Common Shares at an exercise price of $15.50 per share, 75,000 options to purchase Common Shares at an exercise price of $15.00 per share, 36,875 options to purchase Common Shares at an exercise price of $17.00 per share, 15,000 options to purchase Common Shares at an exercise price of $21.00 per share, 21,875 options to purchase Common Shares at an exercise price of $23.00 per share, and 15,000 options to purchase Common Shares at an exercise price of $25.00 per share, of which 122,498 are exercisable within 60 days of March 1, 2006.

(13)	Mr. Goudis was granted 40,000 options to purchase Common Shares at an exercise price of $8.02 per share, 7,500 options to purchase Common Shares at an exercise price of $9.00 per share, 40,000 options to purchase Common Shares at an exercise price of $12.00 per share, 7,500 options to purchase Common Shares at an exercise price of $13.00 per share, 150,000 options to purchase Common Shares at an exercise price of $15.50 per share, 75,000 options to purchase Common Shares at an exercise price of $15.00 per share, 40,000 options to purchase Common Shares at an exercise price at $16.00 per share, 7,500 options to purchase Common Shares at an exercise price of $17.00 per share, 40,000 options to purchase Common Shares at an exercise price of $20.00 per share, 7,500 options to purchase Common Shares at an exercise price of $21.00 per share, 40,000 options to purchase Common Shares at an exercise price of $24.00 per share, 7,500 options to purchase Common Shares at an exercise price of $25.00 per share, of which 108,125 are exercisable within 60 days of March 1, 2006.

(14)	Mr. Noack was granted 75,000 options to purchase Common Shares at an exercise price of $8.02 per share, 10,000 options to purchase Common Shares at an exercise price of $9.00 per share, 10,000 options to purchase Common Shares at an exercise price of $13.00 per share, 20,000 options to purchase Common Shares at an exercise price of $15.00 per share, 25,000 options to purchase Common Shares at an exercise price at $15.50 per share, 10,000 options to purchase Common Shares at an exercise price of $17.00 per share, 10,000 options to purchase Common Shares at an exercise price of $21.00 per share, 10,000 options to purchase Common Shares at an exercise price of $25.00 per share, of which 55,250 are exercisable within 60 days of March 1, 2006.

(15)	Mr. Burdick was granted 25,000 options to purchase Common Shares at an exercise price of $0.88 per share and 25,000 options to purchase Common Shares at an exercise price of $3.52 per share, of which 37,500 are exercisable within 60 days of March 1, 2006. In addition, the Board granted Mr. Burdick options to purchase 150,000 Common Shares at a strike price of $0.88 and options to purchase 150,000 Common Shares at a strike price of $3.52. These 300,000 options have vested and are exercisable within 60 days of March 1, 2006. Mr. Burdick was granted an additional 40,000 options to purchase Common Shares at an exercise price of $0.88 per share, 40,000 options to purchase Common Shares at an exercise price of $3.52 per share, 60,000 options to purchase Common Shares at an exercise price of $14.85 per share, 40,000 options to purchase Common Shares at an exercise price of $10.56 per share, 40,000 options to purchase Common Shares at an exercise price of $17.60 per share and 40,000 options to purchase Common Shares at an exercise price of $24.64 per share, of which 128,000 are exercisable within 60 days of March 1, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions Relating to Herbalife

In fiscal year 2005, in connection with a demand notice delivered pursuant to the registration rights agreement discussed below, the Company registered for sale by certain shareholders an aggregate of 13,000,000 Common Shares. The Common Shares sold were beneficially owned by certain of our directors as well as the Company’s Chief Executive Officer. Specifically, Michael O. Johnson, the Company’s Chief Executive Officer and a director, sold 402,500 Common Shares, certain affiliates of Whitney sold an aggregate of 8,032,189 Common Shares and certain affiliates of Golden Gate sold an aggregate of 4,565,311 Common Shares. Mr. Peter Castleman, a director of the Company, and Mr. James H. Fordyce, a former director of the Company, are managing members of the entities that are the general partners of Whitney. Mr. Jesse T. Rogers, a director of the Company, and Mr. Kenneth J. Diekroeger, a former director of the Company, are managing members of the entities that are general partners of Golden Gate. In connection with the offering, Mr. Johnson received aggregate consideration of approximately $11.5 million, Whitney received aggregate consideration of approximately $233 million and Golden Gate received aggregate consideration of approximately $132 million. Pursuant to the terms of the registration rights agreement, the Company paid for all expenses incurred in connection with the offering other than customary underwriting discounts and commissions.

In 2004, Whitney acquired a 50 percent indirect ownership interest in Shuster Laboratories, Inc., a provider of product testing and formula development for Herbalife. Total purchases by Herbalife from Shuster Labs in 2004 and 2005 were $56,000 and $32,000, respectively.

In 2004, Whitney acquired through one of its affiliated companies an ownership interest in TBA Entertainment, a provider of creative services to Herbalife. There were no services performed in 2004 for Herbalife, but for 2005 a payment of $5.7 million was made to TBA Entertainment for services relating to our 25th Anniversary Extravaganza, the majority of which were reimbursements of expenses paid to third parties.

In 2004, Golden Gate Capital LLC acquired a 47 percent ownership interest in Leiner Health Products Inc., a nutritional manufacturer and supplier of certain Herbalife products. Total purchases by Herbalife from Leiner Health Products Inc. in 2004 and 2005 were $0.5 million and $0.1 million, respectively.

In January 2005, Whitney, together with its affiliates, acquired Stauber. Direct sales from Stauber to Herbalife in 2004 and 2005 were $0.1 million and $1.8 million, respectively.

Share Purchase Agreement

Certain Equity Sponsors (and/or their affiliates) were parties to a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which they originally purchased our Preferred Shares. However, we entered into a termination agreement with respect to the Share Purchase Agreement prior to the initial public offering of our Common Shares. Pursuant to the termination agreement, the Share Purchase Agreement and all obligations and liabilities of the parties under the Share Purchase Agreement were terminated. In consideration for the termination of the Share Purchase Agreement, we entered into a Tax Indemnification Agreement with certain Equity Sponsors (and/or their affiliates) as discussed below.

Tax Indemnification Agreement

Pursuant to the Tax Indemnification Agreement with certain Equity Sponsors (and/or their affiliates) pursuant to which we have agreed to indemnify each of those parties for the Federal income tax liability and any related losses they incur in respect of income of the Company that is (or would be) includible in the gross income of that party for any taxable period under Section 951(a). Under the terms of the Tax Indemnification Agreement, we assume, for this purpose, that each indemnified party is a “United States shareholder” as defined in Section 951(b) of the Code. We do not, however, have any obligation to provide an indemnity with respect to any taxes or related losses incurred that have been reimbursed under the Share Purchase Agreement. Our existing credit agreement will permit us to pay these tax indemnity payments, but it will restrict the aggregate amount that we can pay in any given year to no more than $15 million in the aggregate. We currently anticipate that no amounts will be required to be paid under this agreement for 2005. As a result of the secondary public offering completed in December 2005, in which Whitney and Golden Gate sold approximately 12.6 million Common Shares, we are no longer a controlled foreign corporation. Consequently, for 2006 and thereafter, no payments under this agreement will be required.

Registration Rights Agreement

Members of our distributor organization holding our equity securities are also party to a registration rights agreement between the Equity Sponsors and the Company. Under this agreement, the Equity Sponsors have unlimited “demand” registration rights permitting them to cause us, subject to certain restrictions, to register certain equity securities and to participate in registrations by us of our equity securities.

If we at any time propose to register any of our securities under the Securities Act of 1933 (the “Securities Act”) for sale to the public, in certain circumstances holders of Common Shares (including distributor shareholders) may require us to include their shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Benefit Plans

WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan.  We have established a stock incentive plan that provides for the grant of options to purchase our Common Shares and stock appreciation rights to employees and consultants of Herbalife International. The incentive plan is administered by a committee appointed by the Board of Directors of the Company.

WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan.  We have established the Independent Directors Stock Option Plan that provides for the grant of options to purchase Common Shares to our independent directors. Directors who have been designated as directors by our affiliates or our distributors are not independent directors for purposes of director compensation. We have granted options to Henry Burdick and Charles Orr under this plan.

2004 Stock Incentive Plan.  We have established the 2004 Plan that provides for the grant of stock options and stock appreciation rights, as well as award of restricted stock, restricted stock units and performance units to our directors, officers, employees and consultants. The 2004 Plan is administered by the compensation committee of the Board of Directors.

2005 Stock Incentive Plan.  We have established the Herbalife Ltd. 2005 Stock Incentive Plan that provides for the grant of stock options and stock appreciation rights, as well as rewards of restricted stock, stock units, performance units and dividend equivalents to our current or prospective directors, employees and consultants. The 2005 Stock Incentive Plan authorizes the issuance of 4,000,000 common shares pursuant to awards, plus any shares that remain available for issuance under the 2004 Plan. The 2005 Stock Incentive Plan is administered by the compensation committee of the Board of Directors.

Indemnification of Directors and Officers

The Memorandum and Articles of Association provide that, to the fullest extent permitted by the Companies Law (2004 Revision) (the “Statute”) every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such director, or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under its articles of association. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Disposition Agreement

The investment partnerships sponsored by Whitney and Golden Gate and their applicable affiliates have entered into an agreement pursuant to which sales or other dispositions of Common Shares or other voting securities of the Company held by one Equity Sponsor, or their respective affiliates, would be subject to the prior approval of the other Equity Sponsor during an initial 12-month veto period. The agreement further provides that, for an additional 6-month period commencing at the expiration of the veto period, the parties will discuss proposed dispositions of Common Shares with the intent of cooperating in good faith to permit the disposing party to achieve as many of its business and/or economic objectives with respect to the proposed disposition as possible. However, neither party is required to obtain the consent of the other party to dispose of any of Common Shares following the expiration of the initial 12-month veto period. The agreement covers sales or dispositions only and does not relate to voting, acquisitions, dividends or any other matters relating to ownership of Common Shares or other voting securities of the Company. This agreement will terminate upon the earlier of (1) eighteen months from December 15, 2004 and (2) such time as the aggregate ownership of Common Shares by Whitney and Golden Gate falls below 25% of our voting securities.

Voting Agreement

The investment partnerships sponsored by Whitney and Golden Gate and their applicable affiliates have entered into a voting agreement pursuant to which during the term of the agreement, on all matters relating to the election of one or more directors of the Company to serve on the Company’s Board of Directors, whether at an annual general or special meeting of shareholders, each of Whitney and Golden Gate agree to vote all of the Common Shares beneficially owned by Whitney and Golden Gate, respectively, as may be necessary to elect the director nominee(s) designated by Whitney, if one or more affiliates of Whitney have been nominated for director, and the director nominee(s) designated by Golden Gate, if one or more affiliates of Golden Gate have been nominated for director, to serve on the Board of Directors. The voting agreement terminates upon the termination of the disposition agreement described immediately above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for fiscal year 2005, except with regard to the following transactions:

•	On August 19, 2005, a Form 4 was filed on behalf of Leon Waisbein, a director of the Company, with respect to the purchase of 35,000 Common Shares on August 11, 2005.

•	On February 14, 2006, Forms 4 were filed on behalf of the following persons with respect to the sale by Golden Gate and its affiliates of 456,311 Common Shares on December 13, 2005, in connection with the Company’s secondary public offering: Kenneth Diekroeger, a director of the Company, Jesse T. Rogers a director of the Company, David C. Dominik, Golden Gate Capital Management L.L.C., CCG Investments (BVI), L.P., CCG Associates-QP, LLC., CCG Associates AI, LLC, CCG Investment Fund — AI — LP, CCG AV, LLC — Series C, CCG AV, LLC — Series E and CCG CI, LLC. The Company was advised by these parties that these Forms 4 were timely filed on December 15, 2005, by Golden Gate and its affiliates in connection with the secondary public offering, but were inadvertently filed under Herbalife International Inc., one of the Company’s subsidiaries that was also a reporting company, rather than the Company.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify us by sending a written request to Herbalife Ltd., Assistant Corporate Secretary, 1800 Century Park East Los Angeles, CA 90067, or by calling the Assistant Corporate Secretary at 310-410-9600.

Shareholder Nominations

Your attention is drawn to articles 73 to 76 of the Memorandum and Articles of Association in relation to the requirements applicable to any shareholder who wishes to nominate a person for appointment as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Company Secretary must have been delivered to or mailed and received at the registered offices of the Company or such other address as the Company Secretary may designate not less than 90 days, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

Such notice to the Company Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder Proposals for the 2007 Annual General Meeting

Pursuant to our Memorandum and Articles of Association, for notice of shareholder proposal to be timely, it must have been filed with the Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2007 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 21, 2006. Proposals should be sent to Corporate Secretary, Herbalife Ltd., c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, CA 90067.

Codes of Business Conduct and Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on our website at www.herbalife.com by following the links to “Investor Relations” and “Corporate Governance,” or in print to any shareholder who requests it, as set forth below under “Annual Report, Financial and Additional Information.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website www.Herbalife.com.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Annual Report, Financial and Additional Information.

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2005 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. A copy of the Company’s Annual Report on Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” on the Company’s website at www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of Common Shares of the Company on March 17, 2006.

Requests and inquiries should be addressed to:
Investor Relations
Herbalife Ltd.
1800 Century Park East
Los Angeles, California 90067

OTHER MATTERS

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

BRETT R. CHAPMAN
General Counsel and Secretary

Dated: March 20, 2006

APPENDIX A

Herbalife Categorical Standards of Independence

An “independent” director is a director whom the Board of Directors has determined has no material relationship with the Company or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1. the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2. the director is, or in the past three years has been, affiliated with or employed by the Company’s outside auditor, or a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed in a professional capacity by the Company’s outside auditor;

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives serves or served in the past three years on the compensation committee;

4. the director, or a member of the director’s immediate family, receives or has in the past three years received any direct compensation from the Company in excess of $100,000 per year, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5. the director is an executive officer or employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6. the director, or the director’s spouse, is an executive officer of a nonprofit organization to which the Company or the Company makes, or in the past three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the nonprofit organization’s consolidated gross revenues (amounts that the Company contributes under matching gifts programs are not included in the payments calculated for purposes of this standard).

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

A-1

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HERBALIFE LTD.
2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS APRIL 27, 2006
     The undersigned shareholder of HERBALIFE LTD. hereby acknowledges receipt of the Notice of 2006 Annual General Meeting of Shareholders and related Proxy Statement, each dated March 20, 2006, and hereby appoints Michael O. Johnson and Brett R. Chapman, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual General Meeting of Shareholders of HERBALIFE LTD., to be held on April 27, 2006 at 9:00 a.m., Pacific Daylight Time, at the executive offices of Herbalife Ltd. at 1800 Century Park East, Los Angeles, California 90067, and at any adjournment(s) or postponement(s) thereof, and to vote all Common Shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
You can view the Annual Report and Proxy Statement
on the internet following the links to “Investor Relations” at: http://www.herbalife.com
(Continued and to be Signed on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” each of the items below.

1.	Election of Directors Nominees:
		FOR	AGAINST	ABSTAIN
	01 David D. Halbert	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	02 Colombe M. Nicholas	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	03 Valeria Rico	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	04 Leon Waisbein	☐	☐	☐

	FOR	AGAINST	ABSTAIN
ITEM 2—Ratification of the appointment of the independent registered public accountants for fiscal 2006	☐	☐	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES ARE AUTHORIZED ON BEHALF OF THE UNDERSIGNED TO VOTE THEREON IN ACCORDANCE WITH HIS OR THEIR BEST JUDGMENT.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY. IN ORDER TO BE COUNTED, THIS PROXY CARD MUST BE RECEIVED BEFORE THE MEETING.

Signature	Signature	Date

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

▲ Detach here from proxy voting card ▲